Exhibit 99.1

FOR IMMEDIATE RELEASE Wednesday, March 11, 2009
7:30 A.M. CST
TELEVISION COMPANY BELO CORP. (BLC)
ANNOUNCES FURTHER EXPENSE REDUCTIONS
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, announced today several cost-saving measures that will help reduce the Company’s expense base amid the current economic slowdown.
     The cost-saving measures include the suspension of Belo Corp.’s 401(k) matching contribution for all employees, a 5 percent salary reduction for employees who are part of the Company’s management compensation programs, and a Company-wide staff reduction of approximately 150 positions. These additional cost-saving measures will become effective mid-April.
     “As a result of these actions, and other measures previously implemented, we expect 2009 cash operating expenses to be approximately 10 percent lower than 2008, excluding severance costs,” said Dunia A. Shive, Belo’s president and Chief Executive Officer.
About Belo Corp.
     Belo Corp. (BLC) is one of the nation’s largest pure-play, publicly-traded television companies, with 2008 annual revenue of $733 million. The Company owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Nearly all Belo stations rank first or second in their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
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Belo Announces Expense Reductions
March 11, 2009
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     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; the costs, consequences (including tax consequences) and other effects of the distribution of the newspaper businesses and related assets of Belo; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.